Exhibit 99.1

July 28, 2021

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of our business and the extremely strong second quarter we just delivered — our last full quarter as a combined company before the planned spin-off of our logistics segment on August 2. We reported near-record net income and the highest revenue and adjusted EBITDA of any quarter in our company’s history, giving our transportation and logistics segments a strong springboard to move forward separately as XPO Logistics and GXO Logistics.

Today, pre-spin, XPO is one of the largest providers of supply chain services in the world, with approximately $19 billion of trailing 12 months revenue as of June 30, 2021, and a global network of people, technology and physical assets. Approximately 141,000 team members, including 107,000 employees and 34,000 temporary workers, help our customers manage their supply chains most efficiently, using advanced technology for the movement of goods.

Each of our company’s two reporting segments of transportation and logistics is an industry leader in its own right, with robust growth prospects. When the planned spin-off is complete, GXO will be the largest pure-play contract logistics provider in the world, and XPO will be a leading provider of less-than-truckload and truck brokerage freight transportation services. GXO will have an investment-grade credit rating from day one, and XPO is moving toward an investment-grade rating in the future.

The spin-off transaction is subject to various conditions, and may or may not occur, or its terms or timing may be different than originally planned.

Investor Highlights

These are the key factors driving our growth and returns companywide:

•	We’re a global leader in logistics, and a top-three North American leader in both less-than-truckload (LTL) transportation and truck brokerage. Our lines of business have outsized exposure in verticals that have a history of enduring demand, including e-commerce.

Our value proposition is a combination of scale, density, expertise and innovation that gives us expansive opportunities for organic growth and share gains through accretive M&A.

•	Our scale gives us significant operating leverage, purchasing power, the capacity to innovate and the ability to deliver consistent outcomes across multiple markets for large customers.

•	In each line of business, we have company-specific, self-help initiatives that are optimizing our operations, primarily through our proprietary technology.

•	Our best-in-class logistics business is strongly positioned to benefit from the industry’s predominant tailwinds — e-commerce and omnichannel retail, the shift toward supply chain outsourcing and warehouse automation.

•	In transportation, we have a best-in-class digital brokerage platform that’s driving above-market growth, while in LTL, our technology is expanding our margin as the recovery stimulates demand for our services.

•	We’re nimble allocators of capital, with a disciplined focus on returns and an enviable record of creating substantial shareholder value.

•	We serve customers in diverse verticals with complementary demand patterns, and the majority of our revenue is generated under long-term contracts, making our performance more resilient in economic cycles.

•	Our business model is optimized for free cash flow generation in all parts of the cycle; about 70% of our revenue is asset-light, with low maintenance capex.

•	Our secret sauce has always been the world-class people we attract to XPO — not just our most senior executives, but also the thousands of professionals at the next level.

Technology Overview

One of the ways we strengthen our relationships with customers is by empowering our employees to deliver superior service through our technology. Our industry is evolving, and customers want to de-risk their supply chains with more automation and better visibility into the movement of their goods. We’re already well-positioned to meet this demand, because we prioritized digitization and visibility early in our technological development.

We’ve built a highly scalable platform on the cloud that speeds the deployment of new ways to increase efficiency, control costs and leverage our footprint. We can deploy innovations across multiple geographies in a relatively short time, and also take an innovation developed for one vertical and apply it to other verticals to differentiate the value we offer.

We believe that our investment in technology has been among the highest in our industry for nearly a decade. Technology is a high-ROI investment for us, and one that drives our competitive advantage in both transportation and logistics. It also makes the most of the talent and assets within our organization. When our logistics segment spins off as GXO, it will continue to use the intellectual property we’ve developed for those operations through IP assignments and licensing agreements.

The supply chain industry is wide open for disruptive thinking and we’re driving positive change. The most significant impacts of our technology to date are in these four areas:

XPO Smart™

XPO Smart™ is our proprietary suite of workforce planning tools that improve productivity in our logistics sites and LTL docks. The tools help our site managers determine the best staffing levels by shift, day and week, with the optimal mix of full- and part-time labor. Our proprietary analytics “learn” the operations of a specific site and can forecast how a labor management decision today could affect productivity in a future period.

We’re seeing an average 5% to 7% productivity improvement from XPO Smart™ as we optimize our labor management in a safe and disciplined manner. To date, the tools have been implemented in 100% of our LTL dock operations, and approximately 60% of our global logistics sites, with further roll-outs underway. We expect to realize a significant upside from these implementations as we fully utilize XPO Smart™ in our operations.

Intelligent warehouse automation

Intelligent warehouse automation is a priority for our logistics segment. This includes autonomous robots and collaborative robots (cobots), automated sortation systems, automated guided vehicles, goods-to-person systems and wearable smart devices. We integrate these technologies into our operations and control them in-house with our proprietary warehouse management system.

Advanced automation, robotics and autonomous goods-to-person systems are becoming increasingly essential as supply chains become more complex. In e-commerce and omnichannel logistics operations, automation ensures the speed, accuracy and consistency needed to meet consumer expectations during outbound order fulfilment and inbound returns. Importantly, automation also enhances safety and the overall quality of employment.

In mid-2020, we opened a fully automated Digital Distribution Warehouse of the Future in the UK, which we co-developed with Nestlé, the world’s largest food and beverage company. This site has the capacity to process more than a million pallets per year — the highest throughput of any facility in Nestlé’s global network. Our European innovation lab is based on the premises, where it functions as both a think tank and a test site for new technologies.

XPO Connect™

XPO Connect™ is our proprietary digital platform that fully automates transportation procurement — it encompasses our Freight Optimizer system, shipper interface, pricing engine, carrier interface and our carrier mobile app. When our customers have truckload freight to move, we use this powerful technology to find the optimal carrier based on a number of parameters, including price, market conditions and load profile.

Our investment in digitization is making our brokerage business much more efficient and reducing our costs. It enables us to capture share and elevates customer service without large increases in headcount. The platform gives our customers the flexibility to source reliable truckload capacity at the optimal price, gain insights into market conditions and tender loads at their convenience. Carriers can increase their income and reduce empty miles by having their drivers bid on loads from their trucks using our mobile app.

In the second quarter, we topped 85,000 truck carriers registered on XPO Connect™, which is an increase of 43% year-over-year. In July, we surpassed 475,000 truck driver downloads of the platform’s mobile app, up from 150,000 a year ago.

LTL optimization

In less-than-truckload, we’re growing our margin by innovating the way we operate. LTL is a rock-solid industry with strong fundamentals, which gives us the ability to focus our technology on optimizing specific components of the service we provide — primarily linehaul, pickup-and-delivery, pricing and dock productivity. For instance, with intelligent route-building, we can reduce empty miles in our linehaul network and mitigate cargo damage. To boost trailer utilization, our algorithms arrive at recommendations to fill trailer gaps based on volume and density, taking freight dimensions into account.

Our North American LTL linehaul network moved freight approximately 2.3 million miles a day on average in 2020, which is an enormous lever for efficiency and profitability. From 2015 to 2020, we improved the operating margin by 960 basis points, and we believe there’s a lot more we can gain.

Company Overview

We created XPO in 2011 to provide exceptional value for our customers while generating meaningful returns for our shareholders. The supply chain industry is vast, growing, fragmented and ripe for innovation, with underpenetrated sectors.

Supply chains are unique by nature. Each one is a network spanning every step a company must take to move its goods from the origin to the end-user. Our customers typically have supply chains that include vendors, manufacturers, labor, assets, technologies, data and other resources.

Our service offering is asset-light overall, with assets accounting for less than a third of revenue. In 2020, our net capex was 2% of revenue — a notably lower percentage than asset-intensive competitor groups in our industry, such as less-than-truckload, truckload, parcel and rail carriers. The assets we do own or lease are critical components of the customer services we provide, such as 869 logistics sites, and on the transportation side, 559 cross-docks and approximately 13,000 tractors and 35,000 trailers.

We market our service offerings using a two-pronged sales strategy: earn a greater share of wallet with our existing customer base and further penetrate high-growth verticals where our expertise and track record give us an advantage.

Over the past three years, we deepened our bench strength of senior-level sales talent in transportation and logistics in both North America and Europe. We also invested in new training and analytics for our salesforce and sales support personnel in North American LTL.

Overview of Logistics Segment

Our logistics segment accounted for 38% of company revenue in 2020. The segment’s trailing 12 months revenue as of June 30, 2021, was $7 billion.

We hold about 5% share of the fragmented $130 billion market for outsourced contract logistics in North America and Europe, which makes XPO one of five companies at the top of the industry that, together, hold 25% share. There’s another $300 billion of insourced logistics that could shift to outsourcing, making the total addressable opportunity in the realm of $430 billion. When the spin-off is complete, GXO will become the single largest pure-play contract logistics provider in the world.

Our customers include many of the largest and most respected brands in the world — market leaders, such as Apple, Coca-Cola, Intel, L'Oréal, Nestlé and Nike. The average tenure of our top 20 logistics customers is 15 years. The long-term nature of these contractual relationships gives us visibility into future revenues and often leads to additional growth. Our logistics business has grown at a double-digit revenue CAGR for nearly two decades.

Our logistics services are differentiated by our ability to deliver technology-enabled, customized solutions, vertical expertise, sophisticated engineering and scale — all of which make us attractive to national and multinational customers. Our footprint stands at approximately 208 million square feet (19 million square meters) of warehouse space.

Within our logistics segment, we’ve identified these key drivers of value creation:

•	Our strong positioning with blue-chip customers who require bespoke solutions, and our ability to grow with them, making a compelling case for outsourcing to us;

•	Leading capabilities for e-commerce and reverse logistics management, including the largest outsourced e-fulfillment platform in Europe and expansive capabilities for e-fulfillment, omnichannel logistics and returns management in North America;

•	Our robust technological differentiation, including our proprietary warehouse management platform that integrates robotics and other advanced automation to facilitate agility, visibility, speed, accuracy and control;

•	Our XPO Direct™ network — an innovative, shared-space distribution solution that gives customers a fluid way to position inventory close to target populations, reducing fixed costs and transit times;

•	A large opportunity to grow share in established specializations and geographies where we have relationships with sector leaders. For example, our acquisition of UK contract logistics operations from Kuehne+Nagel deepened our expertise in the European technology sector and led to our new partnership with Dixons Carphone. We’ll be providing Dixons Carphone with omnichannel fulfilment and returns management in the UK and Ireland, where they’re the market leader; and

•	Significant levers for profitable growth and substantial free cash flow, with a long runway for margin expansion.

Our logistics customers primarily operate in industries that are well-suited for outsourcing, including e-commerce and retail, food and beverage, consumer packaged goods, technology, aerospace, telecommunications, industrial and manufacturing, chemicals, agribusiness, life sciences and healthcare. These are all verticals where we have deep expertise and understand the specific requirements, such as special handling, complex stock-keeping, time-assured deliveries and surge management.

The e-commerce sector, in particular, continues to demonstrate strong, secular growth. Before COVID-19, e-commerce was already growing globally at a double-digit rate, and that growth has accelerated as more consumers opt to purchase goods online. Many omnichannel retailers, e-tailers and direct-to-consumer manufacturers find it difficult to handle high volumes of complex fulfilment processes in-house without compromising service. The solutions we provide allow our customers to focus on their competencies and grow with confidence.

Many of our e-commerce facilities also manage merchandise returns, known as reverse logistics. This is one of the fastest growing and most highly valued services across multiple customer verticals. Reverse logistics has become mission-critical for companies with consumer end-markets, as shoppers increasingly test-drive the products they buy online.

Roughly 30% of consumer goods bought online are returned, on average. This creates peaks in returns at certain times of year. We’ve been able to shave several days off the reverse process through automation, which accelerates a customer’s ability to return goods to retail. Depending on the merchandise being returned, our services can include prioritizing high-value SKUs, inspection, testing, repackaging, refurbishment, resale or product disposal, as well as refunding and warranty management.

Logistics processes overall are ripe for transformation through technology. Order fulfillment times are compressing, most notably in the direct-to-consumer space. The most cost-effective way to meet the majority of customer expectations is through advanced automation and intelligent machines — robots and cobots, automated sortation systems, automated guided vehicles and goods-to-person systems, which bring inventory to workers for order fulfillment.

We’ve been integrating collaborative robotics and goods-to-person systems into a number of our warehouses to support our employees and improve efficiency. We’re accelerating our deployment of automation, and this is substantially increasing throughput. In 2020, we shipped five times more product units using advanced warehouse robots than we did in 2019.

Robotics are particularly valuable in tight labor markets where wage inflation and labor shortages can erode customer margins. We’ve found that autonomous goods-to-person systems can improve productivity by 4-6x. Cobots, which assist workers with the inventory picking process, have a 2x benefit to productivity on average. Stationary robot arms can repeat demanding tasks with precision up to 4x faster than would be possible manually.

In addition to our investments in automation and analytics, we’ve differentiated XPO from other logistics providers through our ability to create a synchronized warehouse environment across automation solutions. Our proprietary warehouse management platform integrates robotics and other advanced automation into our operations with rigorous control, even when complex, third-party software is involved.

Our XPO Smart™ workforce management tools are integrated into our warehouse ecosystem and deployed on the cloud. As logistics volumes fluctuate, our site leaders are able to make rapid adjustments to labor levels and improve productivity in real time.

XPO Direct™

XPO Direct™ is our shared-space distribution network for B2C and B2B customers in North America. This unique solution gives retailers, e-tailers and manufacturers a way to manage fulfillment using our scale, capacity and innovation without the need to add high-fixed-cost distribution centers. Our technology links our facilities, which serve as strategically located stockholding sites and cross-docks that can be utilized by multiple customers at the same time.

XPO Direct™ gives our customers the flexibility to reposition inventory within one-day and two-day ground delivery range of approximately 99% of the US population as demand patterns change, and in close proximity to retail stores for inventory replenishment. It’s a strategic way to meet consumer expectations for shorter fulfillment times and greater service agility. In addition, our customers have the use of our technology for demand forecasting and distribution management. We integrate with major third-party e-commerce marketplace platforms, including Amazon, Channeladvisor and Shopify.

Overview of Transportation Segment

Our transportation segment accounted for 62% of company revenue in 2020. The segment’s trailing 12 months revenue as of June 30, 2021, was $12 billion, with the vast majority of revenue and profit derived from less-than-truckload, our largest transportation service line, and truck brokerage.

Less-Than-Truckload (LTL)

The company-specific drivers of growth and margin in our LTL business are:

•	Critical capacity and national lane density as the #3 LTL provider in North America;

•	Sizable opportunities to further improve profitability beyond the significant gains we’ve already made by using our technology to optimize linehaul, pickup-and-delivery, pricing and variable labor spend;

•	Favorable industry fundamentals, including rational pricing dynamics in North America and the growth of e-commerce; and

•	Over 30 years’ experience and deep relationships with customers and partners in our domestic, cross-border and international networks.

Our LTL operations in North America are asset-based. We provide customers with geographic density and day-definite regional, inter-regional and transcontinental LTL freight services with one of the industry’s largest fleets of tractors and trailers, professional drivers and a national network of terminals. This includes cross-border US service to and from Mexico and Canada, as well as intra-Canada service.

We doubled EBITDA in North American LTL within four years of acquiring this business in 2015, and we’ve brought the operation a long way forward. In the second quarter of 2021, our operating ratio was 82.7% and our adjusted operating ratio was 80.6%. Excluding gains from real estate sales, our LTL adjusted operating ratio improved 1,030 basis points year-over-year to a quarterly record of 81.1%. We also delivered our first billion-dollar revenue quarter in LTL, and we’re on track to deliver at least $1 billion of LTL adjusted EBITDA in 2022.

Our LTL team is laser-focused on on-time, damage-free performance. Using one of the industry’s most modern fleets, we delivered approximately 12.4 million shipments in 2020. We have over 20,000 LTL customers in North America alone, primarily local accounts, and we’re diversifying our base by selling this service across more verticals.

Our linehaul network is how we move LTL freight across the country. We use intelligent route-building to increase linehaul fleet utilization, optimize load factor and limit cargo damage. To improve pickup-and-delivery performance, we developed routing and visualization tools that help our dispatchers leverage route density and reduce cost per stop. To optimize pricing, we use elasticity models to adjust for current lane conditions. And we use XPO Smart™ in our yard and dock operations to enhance productivity.

While each application of our technology delivers its own benefits, we also expect a strong synergistic effect on our LTL business as a whole. For example, when we optimize truck routes, this benefits asset utilization, driver utilization, customer service and yield, and should reduce our carbon footprint.

In Europe, where we’re the #1 LTL provider in France and Spain and the #3 provider in the UK, we utilize a blend of operations that includes asset-based (XPO fleet) and asset-light (contracted carriers), supported by a network of terminals. We have approximately 100 LTL locations serving countries across Europe, and we deliver over 61,000 pallets daily.

Truck Brokerage

Our truck brokerage business has a long track record of outperformance. From 2013 through 2020, in the US, our revenue CAGR of 23% was more than three times the brokerage industry revenue CAGR of 7%. Our growth is being propelled by our scale and technology, and by favorable industry tailwinds:

•	We offer customers critical capacity on a large scale as the #2 brokerage provider globally, the #3 truck broker in North America and the UK, and the #1 truck broker in France and Spain;

•	Key secular trends are creating growth opportunities for us, including the growing demand for truckload capacity in the e-commerce and omnichannel retail sectors. Another trend is that shippers are increasingly outsourcing to brokers — particularly brokers with digital capabilities like XPO;

•	Our digital capabilities are creating above-market growth for our brokerage business. We have the opportunity to unlock incremental revenue and profit well beyond current levels through our XPO Connect™ digital marketplace, and capture high-margin opportunities with our pricing technology; and

•	Our long-tenured relationships with blue-chip customers are an opportunity to grow wallet share and leverage our reputation in key verticals.

Our truck brokerage business has an agile, non-asset model with a variable labor structure that generates substantial return on investment. We can reduce our costs when demand is soft and flex our resources to find trucks as demand returns. Essentially, we place shippers’ freight with qualified carriers, primarily trucking companies. This service is priced for shippers on either a spot market or contract basis. Customers offer loads to us daily via electronic data interchange, APIs, email, telephone and our XPO Connect™ platform.

As of June 30, 2021, we had approximately 85,000 independent carriers in our global brokerage network, giving us access to more than a million trucks. This enormous truckload capacity is a huge differentiator for us, together with our veteran brokerage leaders and our best-in-class technology.

XPO Connect™ has become one of the most rapidly adopted technologies in the brokerage industry. The value of the platform grows exponentially with every customer, carrier and transaction it touches. Importantly, it continually improves our brokerage service through automation, giving us the ability to manage volume growth without eroding margin.

Our transportation segment also includes an asset-light last mile logistics service for the home delivery of heavy goods — another sector that’s benefitting from the rapid expansion of e-commerce and omnichannel retail. XPO is the largest provider of last mile logistics for heavy goods in North America, with a growing last mile presence in Europe.

A Culture with Purpose

In conveying our strengths, we believe that equal weight should be given to the human face of XPO. Our company employs over 100,000 extraordinary individuals who have great insights about our customers and our business. The past year was trying at times, but it also brought out the best in Team XPO — our people showed true professionalism by keeping goods moving through supply chains for customers during the pandemic. They know that XPO is 100% committed to their safety.

Our culture is also about being respectful, entrepreneurial, innovative and inclusive. It's about having compassion, being honest and respecting diverse points of view, while operating as a team. We foster emotional safety at work, with robust ethical guidelines that clearly define prohibited behavior, such as harassment, dishonesty, discrimination, workplace violence, bullying, conflicts of interest, insider trading and human trafficking.

In 2020, we created the role of chief diversity officer, and we routinely reinforce the importance of diversity in our culture through open-door management, the XPO University training curriculum, our Workplace virtual community and equal opportunity hiring policies. We also support diverse causes important to our employees, such as Soles4Souls, Girls With Impact, Workfit programs for differently-abled people and the Susan G. Komen Foundation’s fight against breast cancer. We’re proud to be the official transportation partner for the 2021 Susan G. Komen 3-Day Walks®.

Our Pregnancy Care Policy is a gold standard not just for our industry, but for any industry. Any employee of XPO, female or male, who becomes a new parent through birth or adoption can qualify for six weeks of 100% paid leave as the infant's primary caregiver, or two weeks paid leave as the secondary caregiver. In addition, a woman receives up to 20 days of 100% paid prenatal leave for health and wellness and other preparations for her child's arrival.

Our women employees can request pregnancy accommodations without fear of discrimination. This includes "automatic yes" accommodations, such as changes to work schedules and the timing or frequency of breaks, or assistance with certain tasks. More extensive accommodations are easily determined with input from a doctor. Furthermore, we guarantee that a woman will continue to be paid her regular base wage rate while her pregnancy accommodations are in effect, even if her duties need to be adjusted, and she will remain eligible for wage increases while receiving alternate work arrangements.

We’ve also partnered with a leading healthcare network for women and families to offer supplemental health services from over 1,400 practitioners in 20 specialties via a virtual clinic. In total, more than 30 quality benefits are available to XPO women and families in the US. These include fertility services, prenatal and postpartum care, paid family bonding and a return-to-work program.

Environmental Sustainability

Environmental sustainability remains a significant priority for us. In the US, XPO has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for six consecutive years. In France, we’ve renewed our commitment to the CO2 Charter for another three years. In Spain, all of our sites meet LEED energy certification standards for 100% consumption of renewable energy.

A number of our logistics warehouses are ISO 14001-certified, which ensures environmental and other regulatory compliances. The groundbreaking logistics site we created with Nestlé is operating with environmentally friendly ammonia refrigeration systems, energy-saving lighting, air-source heat pumps for administration areas and rainwater harvesting.

We monitor fuel emissions from forklifts, with protocols in place to take immediate corrective action if needed. Our packaging engineers ensure that the optimal carton size is used for each product slated for distribution, and when feasible, we purchase recycled packaging. As a byproduct of managing returned merchandise, we recycle millions of electronic components and batteries each year.

In our transportation segment, we’ve made substantial investments in fuel-efficient Freightliner Cascadia tractors in North America; these use EPA 2013-compliant and Greenhouse Gas 2014-compliant selective catalytic reduction (SCR) technology. Our North American LTL locations have energy-saving policies in place and are implementing a phased upgrade to LED lighting.

Our modern road fleet in Europe is 98% compliant with Euro V, EEV and Euro VI standards. We also own over 250 natural gas trucks operating in France, the UK, Spain and Portugal, including 80 tractors we purchased in 2020 that use liquified natural gas (LNG). In Spain, we own government-approved mega-trucks to transport freight with fewer trips, and our last mile operations in Europe use electric vehicles for deliveries in certain urban areas, reducing those emissions to zero.

The development of our culture will continue to be a steady march forward, as it has since our founding in 2011. Our Sustainability Report provides details of our global progress in key areas, including safety, employee engagement, diversity and inclusion, ethics and compliance, environmental protection and governance. The latest report can be downloaded from https://sustainability.xpo.com.

Second Quarter 2021 Financial Highlights1

In the second quarter, we reported near-record net income and the highest revenue and adjusted EBITDA of any quarter in our company’s history, continuing to outpace a macro that’s recovering faster than expected.

Notably, our global logistics business generated year-over-year revenue growth of 34% and organic revenue growth of 16% in the quarter. In North American less-than-truckload, where we have a long track record of margin expansion, we delivered two quarterly records — our first billion-dollar revenue quarter in LTL, and an adjusted operating ratio of 81.1%, excluding gains on real estate sales. In truck brokerage, where our digital capabilities are creating above-market growth, our loads were up 38% in North America, gross revenue was up 101% and net revenue was up 47%.

1 Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation

Financial highlights for the second quarter are:

•	$5.04 billion of revenue

•	$246 million of operating income

•	$156 million of net income[2]

•	$1.38 diluted earnings per share

•	$209 million of adjusted net income[2]

•	$1.86 adjusted diluted earnings per share

•	$507 million of adjusted EBITDA

•	$366 million of cash flow from operations

•	$282 million of free cash flow

XPO and GXO Guidance

The company increased its pre-spin combined adjusted EBITDA target for full year 2021 to a range of $1.875 billion to $1.915 billion, reflecting higher expectations for both segments following its second quarter performance. Utilizing this combined target, the following pro forma targets have been calculated as if the spin-off had been completed on January 1, 2021.

XPO full year 2021 pro forma financial targets3:

•	Adjusted EBITDA of $1.195 billion to $1.235 billion, including adjusted EBITDA of $574 million to $614 million generated in the last six months of 2021;

•	Depreciation and amortization of $385 million to $395 million, excluding approximately $95 million of acquisition-related amortization expense;

•	Interest expense of approximately $200 million;

•	Effective tax rate of 23% to 25%;

•	Adjusted diluted EPS of $4.00 to $4.30;

•	Net capital expenditures of $250 million to $275 million; and

•	Free cash flow of $400 million to $450 million.

GXO full year 2021 pro forma financial targets3:

•	Revenue of $7.5 billion to $7.7 billion;

2 Net income attributable to common shareholders

3 Pro forma 2021 guidance excludes impacts associated with the planned spin-off of the logistics segment; assumes 116 million diluted shares outstanding at the time of the spin

•	Adjusted EBITDA of $605 million to $635 million, including adjusted EBITDA of $309 million to $339 million generated in the last six months of 2021;

•	Depreciation and amortization of $240 million to $250 million, excluding approximately $60 million of acquisition-related amortization expense;

•	Interest expense of $20 million to $25 million;

•	Effective tax rate of 26% to 28%; and

•	Net capital expenditures of $240 million to $250 million.

Liquidity Position

On June 30, 2021, we had approximately $1.9 billion of total liquidity, including $801 million of cash and cash equivalents and $1.1 billion of available borrowing capacity. XPO’s net leverage was 2.4x, calculated as net debt of $4.5 billion, divided by adjusted EBITDA of $1.8 billion for the trailing 12 months.

Following the spin-off, XPO’s net leverage is expected to be approximately 2.8x, calculated as pro forma net debt of $3.4 billion, divided by 2021 pro forma adjusted EBITDA of $1.2 billion. The company has no significant debt maturing until mid-2023, and plans to deleverage to achieve an investment-grade credit rating.

Outperformance and Opportunity

We’re continuing to execute extremely well, while preparing for the planned spin-off. This disciplined focus is a major reason why nearly 70% of Fortune 100 companies rely on our services and trust us with their most important asset — their reputation.

When we receive awards for excellence from world-class companies, such as Intel, Corteva, Diebold, Dow, Ford, GM, Nissan, Nordstrom, Owens Corning, Raytheon, The Home Depot and Whirlpool, we know we’re doing our job.

Our contract with the Tour de France as its official transportation partner has been extended through 2024. This was the 41st consecutive year we partnered with the Tour, and we took great pride in supporting our customer on the world stage. Recently, we were named the official logistics partner for the prestigious IRONMAN triathlons in Europe; our multi-year agreement is underway with our support of more than 20 competitive events this year.

In 2016, we made the Fortune 500 list for the first time, and one year later, XPO was named the fastest-growing transportation company on the list. In 2018, Fortune named us to their Fortune Future 50 list. Gartner has ranked us as a Magic Quadrant 3PL leader for four consecutive years. In Italy, we’ve been awarded Logistics Company of the Year for innovation three times. Logistics Manager named us 3PL of the Year, and both the Netherlands and France ranked us in the top three 3PLs in their respective countries. Forbes ranked us as the top-performing US company on the Global 2000 and one of the best employers in the US.

In February, Fortune named us one of the World's Most Admired Companies for the fourth straight year. And in April, Forbes again named us one of Spain’s best companies to work for. The Financial Times has honored us as a European Diversity Leader, and in 2020, we were named a Winning “W” Company by 2020 Women on Boards for the gender diversity of our board of directors. Newsweek ranked us in the top 100 of America's most responsible companies, and Statista named us one of the most socially responsible companies in France. In the UK, XPO was voted one of Glassdoor’s top three best places to work. We thank our employees for creating the culture that has led to these recognitions.

Now we have the industry’s biggest tailwinds at our back and compelling opportunities to unlock value through the spin-off. Given our momentum, we increased our expectations for full year earnings in both segments, and raised our pro forma 2021 adjusted EBITDA targets for XPO and GXO, as well as GXO's 2022 adjusted EBITDA target.

Our guidance is a measure of our confidence in continuing to outperform each industry where we operate, as the size of each opportunity continues to grow.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to the accompanying slide presentation.

XPO’s non-GAAP financial measures used in this document include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and adjusted EBITDA margin for the three and six-month periods ended June 30, 2021 and 2020 on a consolidated basis; adjusted EBITDA and adjusted EBITDA excluding truckload for the twelve-month periods ended December 31, 2020, 2019, 2018, 2017, 2016 and 2015; free cash flow for the three and six-month periods ended June 30, 2021 and 2020, and the twelve-month periods ended December 31, 2020, 2019, 2018, 2017, 2016 and 2015; adjusted net income (loss) attributable to common shareholders and adjusted earnings (loss) per share (basic and diluted) (“adjusted EPS”) for the three and six-month periods ended June 30, 2021 and 2020; net revenue and net revenue margin for our North American truck brokerage business for the three-month periods ended June 30, 2021 and 2020; adjusted EBITDA, adjusted operating income and adjusted operating ratio (including and excluding real estate) for our North American less-than-truckload business for the three-month periods ended June 30, 2021 and 2020 and the twelve-month periods ended December 31, 2020, 2019, 2018, 2017, 2016 and 2015; organic revenue for our logistics segment for the three-month period ended June 30, 2021 and 2020; and net debt and net leverage as of June 30, 2021.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the table attached to the accompanying slide presentation. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA, adjusted EBITDA margin and adjusted EBITDA excluding truckload improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the tables attached to the accompanying slide presentation that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income (loss) attributable to common shareholders and adjusted earnings (loss) per share improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets. We believe that net revenue and net revenue margin improve the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio (including and excluding real estate) for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the tables attached to the accompanying slide presentation. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations and revenue generated by the logistics operations in the UK we recently acquired. We believe that net debt and net leverage are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our last twelve-month reported adjusted EBITDA.

With respect to our financial targets for full year pre-spin combined 2021 adjusted EBITDA, full year pro forma XPO 2021 adjusted EBITDA, adjusted diluted EPS and free cash flow, last six-month pro forma XPO 2021 adjusted EBITDA, pro forma XPO and GXO net leverage, pro forma GXO 2021 adjusted EBITDA and last six-month pro forma GXO 2021 adjusted EBITDA, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our future growth prospects for adjusted EBITDA in our North American less-than-truckload business, our full year pre-spin combined 2021 financial target for adjusted EBITDA; our full year pro forma XPO 2021 financial targets for adjusted EBITDA, depreciation and amortization (excluding acquisition-related amortization expense), interest expense, effective tax rate, adjusted diluted EPS, net capital expenditures and free cash flow; our pro forma XPO and GXO net leverage; our full year pro forma GXO 2021 financial targets for revenue, adjusted EBITDA, depreciation and amortization (excluding acquisition-related amortization expense), interest expense, effective tax rate and net capital expenditures; our last six-month pro forma XPO and GXO 2021 financial targets for adjusted EBITDA; our company’s planned spin-off of its logistics segment; and XPO’s plan to pursue an investment-grade credit rating. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the potential timing and expected benefits of the proposed spin-off of our logistics segment, including final approval for the proposed spin-off and the risk that the spin-off may not be completed on the terms or timeline currently contemplated, if at all; the impact of the proposed spin-off on the size and business diversity of our company; the ability of the proposed spin-off to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; and governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.